Exhibit 10.3

DATED 4 JUNE 2009

COVIDIEN PUBLIC LIMITED COMPANY

DEED POLL OF ASSUMPTION

relating to

Covidien Ltd. Employee Equity Plans

DEED POLL OF ASSUMPTION

OF

COVIDIEN PUBLIC LIMITED COMPANY

This Deed Poll relating to the Covidien Ltd. employee equity plans listed in Annex A (together the “Employee Equity Plans”) is made on 4 June 2009 by COVIDIEN PUBLIC LIMITED COMPANY, a company established in Ireland with registered number 466385 having its registered office at C/O Tyco Healthcare Services Europe, Block G, First Floor, Cherrywood Business Park, Loughlinstown, Co. Dublin (“Covidien”).

WHEREAS, on 4 June 2009, Covidien Ltd., a company incorporated in Bermuda, received approval from the Supreme Court of Bermuda for a scheme of arrangement under Bermuda law (the “Scheme of Arrangement”) that effected a transaction that resulted in the common shareholders of Covidien Ltd. becoming ordinary shareholders of Covidien and Covidien Ltd. becoming a wholly-owned subsidiary of Covidien (the “Transaction”), such Transaction becoming effective on 4 June 2009 upon the filing of the court order sanctioning the Scheme of Arrangement with the Bermuda Registrar of Companies;

WHEREAS, in connection with and contingent upon the consummation of the Transaction, Covidien proposed to assume (1) all awards issued by Tyco International Ltd. which were converted to Covidien Ltd. awards pursuant to Article VI of the Separation and Distribution Agreement by and among Tyco International Ltd., Covidien Ltd. and Tyco Electronics Ltd. dated as of 29 June 2007 and which remain outstanding on the effective date of this Deed Poll (the “Converted Tyco Awards”) and (2) the Employee Equity Plans and any outstanding awards issued thereunder (the “Assumption”);

WHEREAS, in connection with and contingent upon the consummation of the Transaction and the Assumption, Covidien Ltd. amended the Employee Equity Plans as necessary or appropriate to give effect to the Transaction and the Assumption, such amendments principally providing (1) for the appropriate substitution of Covidien for Covidien Ltd. in such plans; and (2) that shares of Covidien will be issued, held available or used, as appropriate, to measure benefits under such plans, in lieu of shares of Covidien Ltd., including upon the exercise of any stock options or upon the vesting of restricted units or performance share units issued under such plans; and

WHEREAS, as a result of the Transaction becoming effective, Covidien desires to assume (1) sponsorship of the Employee Equity Plans, the terms of which are contained in Annexes B through I; and (2) the rights and obligations of Covidien Ltd. under the Converted Tyco Awards and the Employee Equity Plans and all outstanding awards issued thereunder.

NOW THIS DEED POLL WITNESSES AS FOLLOWS:

Covidien hereby declares, undertakes and agrees for the benefit of each participant in the Employee Equity Plans and the holders of the Converted Tyco Awards, as relevant, that, with effect from 4 June 2009 (the “Effective Date”), it shall:

1.	undertake and discharge all of the rights and obligations relating to sponsorship of the Employee Equity Plans and the Converted Tyco Awards which, in each case, have been undertaken and were to be discharged by Covidien Ltd. prior to the Effective Date;

2.	exercise all of the powers of the plan sponsor relating to the Employee Equity Plans and the Converted Tyco Awards which were, in each case, exercised by Covidien Ltd. prior to the Effective Date;

3.	be bound by the terms of the Employee Equity Plans and Converted Tyco Awards so that Covidien will be bound by the requirements, without limitation, that:

3.1	any outstanding Award subject to an Award Certificate (as such terms are defined in the Employee Equity Plan listed in Annex A, item 1 and, for this purpose and for purposes of Section 4 below, as such terms are interpreted and applied to grants issued pursuant to the Employee Equity Plans listed in Annex A, items 2 through 6), any outstanding Option subject to an Option Certificate (as such terms are defined in the Employee Equity Plan listed in Annex A, item 7) and any Converted Tyco Award (together, the “Assumed Awards”) shall be subject to the same terms and conditions of the respective Employee Equity Plan, Award Certificate, Option Certificate or Converted Tyco Award as in effect immediately prior to the effective date of this Deed Poll, including the vesting schedule set forth in the applicable Assumed Award, save for such changes as are necessary to effectuate and reflect the assumption by Covidien of the respective Employee Equity Plan and Assumed Award and the rights and obligations of Covidien Ltd. thereunder;

3.2	with respect to the Covidien 2007 Stock and Incentive Plan Israeli Trustee (Section 102) Plan (the “Israeli Sub-Plan”), in addition to the provisions of Section 3.1 above, Covidien agrees that any Assumed Awards issued under such sub-plan shall be subject to any applicable tax ruling that may be obtained by Covidien Ltd. or Covidien from the Israeli Tax Authority and certain Covidien Ltd. shares that were held by the Israeli trustee on behalf of participants in the Israeli Sub-Plan pursuant to the terms of such sub-plan prior to the effective date of this Deed Poll, once converted to ordinary shares of Covidien, shall continue to be held by the Israeli trustee pursuant to the terms of the Israeli Sub-Plan and in accordance with any applicable tax rulings obtained by Covidien Ltd. or Covidien from the Israeli Tax Authority; and

3.3	certain ordinary shares of Covidien, rather than Covidien Ltd., shall be issued, held available or used, as appropriate, to give effect to (a) purchases made under the Covidien Employee Stock Purchase Plan on and after the effective date of this Deed Poll; and (b) the Assumed Awards, including upon the vesting of any ordinary shares pursuant to restricted unit awards and performance share unit awards and upon the exercise of stock options that currently are not vested or that currently are vested but have not yet been exercised; and

4.	Covidien hereby assumes and adopts, for the time being, the form of Award Certificate adopted by Covidien Ltd. for the issuance of Awards on and after 1 December 2008 and the form of Option Certificate adopted by Covidien Ltd. for the issuance of Options on and after 22 October 2008, with such amendments and modifications thereto as may be necessary or appropriate to effectuate and reflect the assumption by Covidien of the Employee Equity Plans and the form of Award Certificate and Option Certificate and the rights and obligations of Covidien Ltd. thereunder.

IN WITNESS WHEREOF this Deed Poll has been executed by Covidien on the date first above written.

PRESENT when the common seal of	)
COVIDIEN PUBLIC LIMITED COMPANY	)
was affixed hereto:	)

/s/ John H. Masterson Director

/s/ John W. Kapples
Director

ANNEX A

Assumed Employee Equity Plans

1.	Covidien 2007 Stock and Incentive Plan (as amended and restated 4 June 2009)

2.	Covidien 2007 Stock and Incentive Plan HM Revenue & Customs Approved Sub-Plan for the United Kingdom (as amended and restated 4 June 2009)

3.	Covidien 2007 Stock and Incentive Plan French Stock Options Sub-Plan for the Grant of Stock Options to Grantees in France (as amended and restated 4 June 2009)

4.	Covidien 2007 Stock and Incentive Plan French RSU Sub-Plan for the Grant of Restricted Stock Units to Grantees in France (as amended and restated 4 June 2009)

5.	Covidien 2007 Stock and Incentive Plan French PSU Sub-Plan for the Grant of Performance Share Units to Grantees in France (as amended and restated 4 June 2009)

6.	Covidien 2007 Stock and Incentive Plan Israeli Trustee (Section 102) Plan (as amended and restated 4 June 2009)

7.	Covidien Savings Related Share Plan (as amended and restated 4 June 2009)

8.	Covidien Employee Stock Purchase Plan (as amended and restated 4 June 2009)